Exhibit 99.4

Joint Filing Agreement

In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby confirm the agreement by and among them to the joint filing on behalf of them of a Statement on Schedule 13D (including any and all amendments thereto) with respect to the Ordinary Shares, par value $0.00001 per share, of H World Group Limited, and that this agreement may be included as an exhibit to such joint filing.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of June 30, 2023.

SHERMAN HOLDINGS LIMITED

/s/ Martin Eichmann Martin Eichmann

/s/ Amber Ting Amber Ting Authorised Signatories, for and on behalf of Bukit Merah Limited as Corporate Director of Sherman Holdings Limited

CREDIT SUISSE TRUST LIMITED AS THE RESIGNING TRUSTEE FOR THE JI FAMILY TRUST

/s/ Martin Eichmann Martin Eichmann

/s/ Amber Ting Amber Ting Authorised Signatories of Credit Suisse Trust Limited as Trustee of the Ji Family Trust

BUTTERFIELD TRUST (ASIA) LIMITED AS THE NEWLY APPOINTED TRUSTEE FOR THE JI FAMILY TRUST

/s/ Jean-Marc Rentsch Jean-Marc Rentsch

/s/ Mark Farrell Mark Farrell Authorised Signatories of Butterfield Trust (Asia) Limited as Trustee of the Ji Family Trust